GUESS?, INC.	NEWS RELEASE

GUESS?, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2009 RESULTS

Q4 EPS Reached $0.52, Including Non-Cash Impairment Charge of $0.15,
Compared to $0.59 Last Year

Fiscal Year 2009 EPS Reached a Record of $2.28, Including Non-Cash Impairment
Charges of $0.17, Compared to $1.99 Last Year

Fourth Quarter Fiscal 2009 Highlights

- Global revenues increased 9% to a record of $561 million

- European revenues increased 18%

- North American retail revenues increased 7%; comp sales decreased 6.5%

- Operating margin decreased to 12.2%, or to 16.2% excluding impairment charge

- Adjusted EPS, excluding impairment charge, increased 14% to $0.67

Fiscal Year 2009 Highlights

- Global revenues increased 20% to a record of $2.1 billion

- European revenues increased 34%

- North American retail revenues increased 13%; comp sales increased 1.0%

- Operating margin decreased to 15.7%, or to 16.9% excluding impairment charges

- Adjusted EPS, excluding impairment charges, increased 23% to $2.45

LOS ANGELES, March 17, 2009 – Guess?, Inc. (NYSE: GES) today reported financial results for the fourth quarter and fiscal year ended January 31, 2009.

Fourth Quarter Fiscal 2009 Results

For the fourth quarter of fiscal 2009, the Company reported net earnings of $47.9 million, a decrease of 13.2% compared to net earnings of $55.2 million for the quarter ended February 2, 2008.  Diluted earnings per share decreased 11.9% to $0.52 in the current quarter, including a $0.13 favorable impact from a lower effective tax rate, a $0.04 favorable impact of a European revenue shift, and a $0.06 unfavorable impact from currency translation, versus $0.59 in the prior-year quarter.  In the quarter, the Company recorded a $22.3 million non-cash asset impairment charge (compared to $0.2 million in the prior year fourth quarter) related to long-lived assets associated with retail stores in North America and Asia.  Excluding the impairment charge, the Company’s adjusted net earnings were $62.0 million in the current fourth quarter, an increase of 12.1% compared to adjusted net earnings of $55.3 million for the quarter ended February 2, 2008.  Adjusted diluted earnings per share increased 13.6% to $0.67 from $0.59 in the comparable period last year.

Paul Marciano, Chief Executive Officer, commented, “Our performance was solid during the fourth fiscal quarter of 2009, especially considering the unprecedented global economic crisis and significant currency headwinds we encountered during the period.  We took quick and decisive actions to streamline our operations, reduce our inventory position and decelerate new store development. As we had anticipated, our retail business was affected by the current environment, which impacted sales and margins negatively, resulting in a decrease in profitability for the segment.”

Mr. Marciano continued, “Europe delivered very good results in the period, with an operating earnings growth of 40%.  Once again, our results demonstrate the power of our balanced business model.  Excluding the non-cash charge, net earnings increased by 12.1% in the quarter.”

Mr. Marciano concluded, “Our long term strategy remains unchanged.  We will continue to invest in international expansion.  We will continue to prudently manage our business, with focused execution on cost control and inventory management.  We will also deploy our capital carefully, making targeted and compelling investments that enhance shareholder value.  We believe that our brand’s vitality, our diversified business model, our seasoned management team and our solid balance sheet, position us well to remain strong and take advantage of the opportunities that few in this market will have.”

Total net revenue for the fourth quarter of fiscal 2009 increased 9.0% to $561.1 million from $514.6 million in the prior fourth quarter period.  During the quarter, the Company’s retail stores in North America generated revenue of $288.6 million, a 6.5% increase from $270.9 million in the prior-year quarter.  Comparable store sales for the current fourth quarter decreased 6.5% compared to the same period a year ago.  The Company’s wholesale segment, which includes its Asian operations, generated revenue of $69.9 million during the quarter, a 7.5% increase from $65.1 million in the prior-year quarter.  The Company’s European segment generated revenue of $179.9 million during the quarter, an increase of 18.2% when compared to $152.2 million in the prior-year quarter.  During the period, the Company benefited from a $14.0 million shift in revenues in Europe due to early product shipments.  The Company’s licensing segment generated revenue of $22.6 million, a 14.5% decrease from $26.5 million in the prior-year period.  At the end of fiscal year 2009, the Company operated 425 retail stores in the U.S. and Canada, versus 373 stores a year earlier.

Operating earnings for the fourth quarter of fiscal year 2009 decreased 28.8% to $68.5 million from $96.2 million in the fourth quarter of the prior year.  Operating earnings in the current period included the $22.3 million non-cash asset impairment charge and a $7.6 million unfavorable currency translation impact.  Operating margin in the fourth quarter decreased 650 basis points to 12.2%, compared to the prior year’s quarter.  This operating margin contraction was driven by the asset impairment charge, higher product markdowns due to the promotional retail environment and occupancy deleverage due to negative same store sales, which more than offset leverage in SG&A expenses.

The Company’s net earnings benefited from a lower effective tax rate in the current quarter.  For the fourth quarter, the tax rate was 22.9%, compared to 42.2% in the prior year’s quarter.  The lower tax rate for the period resulted from updating the annual effective tax rate analysis for fiscal year 2009, which was 32.6%, compared to 39.8% last year.  The lower annual tax rate resulted from an increase in profits in lower tax jurisdictions.

Excluding the non-cash impairment charge, adjusted operating earnings declined 5.8% to $90.7 million from $96.4 million in the fourth quarter of the prior year period.  Adjusted operating margin declined 250 basis points to 16.2% from 18.7% in the prior year period.  The adjusted effective tax rate was 26.6% compared to 42.1% in the prior year quarter.

Fiscal Year 2009 Results

For the fiscal year ended January 31, 2009, the Company reported net earnings of $213.6 million, an increase of 14.5% compared to net earnings of $186.5 million for the year ended February 2, 2008.  Diluted earnings per share increased 14.6% to $2.28 in fiscal year 2009 versus $1.99 in the prior year.  Excluding impairment charges of $24.4 million in the current fiscal year and $0.6 million in the prior year, the Company’s adjusted net earnings were $229.0 million, an increase of 22.6% compared to adjusted net earnings of $186.8 million for the year ended February 2, 2008.  Adjusted diluted earnings per share increased 23.1% to $2.45 from $1.99 in the prior year.

Total net revenue for fiscal year 2009 increased 19.6% to $2.09 billion from $1.75 billion in the prior year.  The Company’s retail stores in North America generated revenue of $978.0 million for fiscal year 2009, an increase of 13.4% from $862.4 million in the prior year.  Comparable store sales for fiscal 2009 increased 1.0% compared to the same period a year ago.  Net revenue from the Company’s wholesale segment, which includes its Asian operations, increased 14.6% in fiscal year 2009 to $296.2 million from $258.4 million in the prior year.  Net revenue from the Company’s European segment increased 33.5% to $719.0 million in fiscal year 2009, compared to $538.4 million in the prior year.  Licensing segment net revenue increased 10.5% to $100.3 million in fiscal year 2009, compared to $90.7 million in the prior year.

Operating earnings for fiscal year 2009 increased 6.4% to $328.8 million, from $309.1 million in the prior year.  Operating earnings in the current year included $24.4 million in non-cash asset impairment charges, partially offset by a $5.2 million favorable currency translation benefit.  Operating margin for fiscal year 2009 decreased by 200 basis points to 15.7%.  This margin decline was driven by the asset impairment charges and by lower product margins, which more than offset leverage in SG&A expenses.

The Company’s net earnings benefited from a lower effective tax rate in fiscal 2009.  For the year, the tax rate was 32.6%, compared to 39.8% in the prior year.  The lower tax rate was due primarily to an increase of profits in lower tax jurisdictions.

Excluding the non-cash impairment charges, fiscal 2009 adjusted operating earnings increased 14.1% to $353.2 million from $309.7 million in fiscal 2008.  Fiscal 2009 adjusted operating margin declined 80 basis points to 16.9% from 17.7% in fiscal 2008.  The fiscal 2009 adjusted effective tax rate was 32.9% compared to 39.8% in fiscal 2008.

Share Repurchase

During the fourth quarter of fiscal 2009, the Company repurchased 1.9 million shares of its common stock at an average purchase price of $14.43, totaling $27.5 million.  As of January 31, 2009, the Company had remaining approval under its existing repurchase program to purchase $139.5 million of its common stock.

Fiscal 2010 Outlook

For the first quarter of fiscal year 2010, the Company provided the following outlook:

-
Consolidated net revenues are expected to range from $425 million to $445 million, after considering a $14.0 million shift in revenues in Europe, which benefited the fourth quarter of fiscal year 2009.

-	Operating margin is expected to be about 9.0%.
-	Diluted earnings per share are expected to be in the range of $0.26 to $0.30, after considering the $0.04 impact of the European revenue shift.

The significant volatility in the global economy presents a substantial challenge to forecasting future consumer behavior and future financial results.  Therefore, the Company is not providing specific revenue, operating margin or diluted earnings per share guidance for the full fiscal year 2010.  The Company did confirm that it expects current conditions to persist for the foreseeable future and that it has undertaken several key initiatives to preserve its resources and capital structure through strong cost controls, prudent inventory management and a curtailment of its retail expansion program.

Dividend

The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.10 per share on the Company’s common stock.  This dividend will be payable on April 17, 2009 to shareholders of record at the close of business on April 1, 2009.

Adjusted Results

The adjusted results for the fourth quarter and full year of fiscal 2009 discussed herein exclude the impact of non-cash asset impairment charges related to long-lived assets associated with the Company’s retail stores located in North America and Asia.  These adjusted results are provided to enhance the user's overall understanding of the Company's historical operations and financial performance.  Specifically, the Company believes the adjusted results provide investors with relevant period-to-period comparisons that are consistent and more easily understood.  The unaudited adjusted results are provided in addition to, and not as alternatives for, the Company’s reported results determined in accordance with generally accepted accounting principles.  A complete reconciliation of actual results to the adjusted results appears below in the table entitled “Reconciliation of Reported Statement of Operations to the Adjusted Statement of Operations.”

The Company will hold a conference call at 4:30 pm (ET) on March 17, 2009 to discuss the news announced in this press release.  A live webcast of the conference call will be accessible at www.guessinc.com via the “Investor’s Info” link.  The webcast will be archived on the website for 30 days.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products.  As of January 31, 2009, the Company operated 425 retail stores in the United States and Canada and 690 retail stores outside of North America, of which 96 were directly owned.  The Company also distributes its products through better department and specialty stores around the world.  For more information about the Company, please visit www.guessinc.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company’s future prospects and guidance for the first quarter of fiscal 2010 are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.  Factors which may cause actual results in future periods to differ materially from current expectations include, among other things, domestic and international economic conditions, including economic and other events leading to a reduction in consumer confidence and discretionary consumer spending; our ability to, among other things, anticipate consumer preferences, effectively operate our various retail concepts, effectively manage inventories and successfully execute our strategies, including our supply chain and international growth strategies; and risks associated with changes in economic, political, social and other conditions affecting our foreign operations, including currency fluctuations.  In addition to these factors, the economic and other factors identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

Contact: Guess?, Inc.
                Investor Relations
                (213) 765-5578

Source: Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three Months Ended				Twelve Months Ended
	January 31,		February 2,		January 31,		February 2,
	2009		2008		2009		2008
	$	%	$	%	$	%	$	%

Net revenue
Product sales	$538,440	96.0%	$488,130	94.9%	$1,993,125	95.2%	$1,659,184	94.8%
Net royalties	22,630	4.0%	26,471	5.1%	100,265	4.8%	90,732	5.2%
	561,070	100.0%	514,601	100.0%	2,093,390	100.0%	1,749,916	100.0%

Cost of product sales	333,648	59.5%	281,078	54.6%	1,170,762	55.9%	957,147	54.7%

Gross profit	227,422	40.5%	233,523	45.4%	922,628	44.1%	792,769	45.3%

Selling, general and administrative expenses	136,678	24.3%	137,173	26.7%	569,398	27.2%	483,079	27.6%
Asset impairment charges	22,272	4.0%	150	0.0%	24,443	1.2%	551	0.0%

Earnings from operations	68,472	12.2%	96,200	18.7%	328,787	15.7%	309,139	17.7%

Other (income) expense:
Interest expense	1,200	0.2%	1,243	0.2%	4,730	0.2%	3,442	0.2%
Interest income	(1,015)	(0.2%)	(2,162)	(0.4%)	(6,101)	(0.3%)	(7,546)	(0.4%)
Other, net	6,000	1.1%	2,104	0.4%	11,349	0.6%	1,780	0.1%

Earnings before income taxes and minority interests	62,287	11.1%	95,015	18.5%	318,809	15.2%	311,463	17.8%

Income taxes	14,258	2.6%	40,052	7.8%	103,784	5.0%	124,099	7.1%
Minority interest	117	—	(226)	—	1,463	—	892	—

Net earnings	$47,912	8.5%	$55,189	10.7%	$213,562	10.2%	$186,472	10.7%

Net earnings per share:

Basic	$0.52		$0.60		$2.31		$2.02

Diluted	$0.52		$0.59		$2.28		$1.99

Weighted number of shares outstanding:

Basic	91,847		92,654		92,561		92,307

Diluted	92,673		93,943		93,570		93,695

Adjusted earnings from operations (1)	$90,744	16.2%	$96,350	18.7%	$353,230	16.9%	$309,690	17.7%

Adjusted net earnings (1)	$61,982	11.0%	$55,281	10.7%	$228,962	10.9%	$186,811	10.7%

Adjusted diluted earnings per share (1)	$0.67		$0.59		$2.45		$1.99

(1)
The adjusted results reflect the exclusion of the asset impairment charges (and related taxes where applicable) recorded during the periods presented. A complete reconciliation of actual results to adjusted results is presented in the table entitled "Reconciliation of Reported Statement of Operations to the Adjusted Statement of Operations."

Guess?, Inc. and Subsidiaries
Reconciliation of Reported Statement of Operations to the Adjusted Statement of Operations
(dollars in thousands, except per share data)

The following table provides reconciliations of reported earnings from operations to adjusted earnings from operations and reported net earnings to adjusted net earnings, in each case to reflect the exclusion of non-cash asset impairment charges in North America and Asia.

	Three Months Ended				Twelve Months Ended
	January 31,		February 2,		January 31,		February 2,
	2009		2008		2009		2008
		% of		% of		% of		% of
	$	Revenues	$	Revenues	$	Revenues	$	Revenues

Asset impairment charges	$22,272		$150		$24,443		$551
Less related income taxes	8,202		58		9,043		212
Asset impairment charges net of income taxes	$14,070		$92		$15,400		$339

Reported earnings from operations	$68,472	12.2%	$96,200	18.7%	$328,787	15.7%	$309,139	17.7%
Add back asset impairment charges	22,272		150		24,443		551
Adjusted earnings from operations	$90,744	16.2%	$96,350	18.7%	$353,230	16.9%	$309,690	17.7%

Reported net earnings	$47,912	8.5%	$55,189	10.7%	$213,562	10.2%	$186,472	10.7%
Add back asset impairment charges net of taxes	14,070		92		15,400		339
Adjusted net earnings	$61,982	11.0%	$55,281	10.7%	$228,962	10.9%	$186,811	10.7%

Adjusted diluted earnings per share:	$0.67		$0.59		$2.45		$1.99

Weighted number of shares outstanding:

Basic	91,847		92,654		92,561		92,307

Diluted	92,673		93,943		93,570		93,695

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Twelve Months Ended
	January 31,	February 2,	%	January 31,	February 2,	%
	2009	2008	chg	2009	2008	chg

Net revenue:
Retail operations	$288,609	$270,872	7%	$977,980	$862,381	13%
Wholesale operations	69,924	65,070	7%	296,181	258,445	15%
European operations	179,907	152,188	18%	718,964	538,358	34%
Licensing operations	22,630	26,471	-15%	100,265	90,732	11%
	$561,070	$514,601	9%	$2,093,390	$1,749,916	20%

Earnings (loss) from operations:
Retail operations before asset impairment charges	$33,920	$49,580	-32%	$116,449	$129,074	-10%
Retail asset impairment charges	(21,122)	(150)		(23,293)	(551)
Retail operations including asset impairment charges	$12,798	$49,430	-74%	$93,156	$128,523	-28%

Wholesale operations before asset impairment charges	9,467	11,739	-19%	46,651	49,894	-6%
Wholesale asset impairment charges	(1,150)	0		(1,150)	0
Wholesale operations including asset impairment charges	$8,317	$11,739	-29%	$45,501	$49,894	-9%

European operations	39,002	27,879	40%	168,630	120,818	40%
Licensing operations	19,570	23,508	-17%	86,422	77,941	11%
Corporate overhead	(11,215)	(16,356)	-31%	(64,922)	(68,037)	-5%
	$68,472	$96,200	-29%	$328,787	$309,139	6%

Operating margins:
Retail operations before asset impairment charges	11.8%	18.3%		11.9%	15.0%
Retail operations including asset impairment charges	4.4%	18.2%		9.5%	14.9%

Wholesale operations before asset impairment charges	13.5%	18.0%		15.8%	19.3%
Wholesale operations including asset impairment charges	11.9%	18.0%		15.4%	19.3%

European operations	21.7%	18.3%		23.5%	22.4%
Licensing operations	86.5%	88.8%		86.2%	85.9%

Total Company	12.2%	18.7%		15.7%	17.7%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	January 31,	February 2,
	2009	2008

ASSETS

Cash and cash equivalents	$294,118	$275,595

Receivables, net	264,340	254,400

Inventories, net	239,675	232,159

Other current assets	96,056	52,585

Property and equipment, net	221,416	229,917

Other assets	130,961	141,572

Total Assets	$1,246,566	$1,186,228

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of borrowings and capital lease obligations	$24,018	$35,254

Other current liabilities	311,866	346,902

Borrowings and capital lease obligations	14,586	18,724

Other long-term liabilities	110,592	122,385

Minority interest	9,466	5,989

Stockholders' equity	776,038	656,974

Total Liabilities and Stockholders' Equity	$1,246,566	$1,186,228

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Twelve Months Ended
	January 31,	February 2,
	2009	2008

Net cash provided by operating activities	$228,625	$180,763

Net cash used in investing activities	(102,217)	(117,161)

Net cash used in financing activities	(99,126)	(86)

Effect of exchange rates on cash	(8,759)	4,462

Net increase in cash and cash equivalents	18,523	67,978

Cash and cash equivalents at the beginning of the year	275,595	207,617

Cash and cash equivalents at the end of the period	$294,118	$275,595

Supplemental information:

Depreciation and amortization	$61,096	$50,579

Rent	159,426	122,305

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Twelve Months Ended
	January 31,	February 2,
	2009	2008

Number of stores at the beginning of the year	373	334

Store openings	57	49

Store closures	(5)	(10)

Number of stores at the end of the period	425	373

Total store square footage at the end of the period	1,953,600	1,759,000